Exhibit 99.1

Multi-Color Corporation Announces Core EPS at $0.91 for June Quarter

CINCINNATI, OHIO, August 10, 2015 – Multi-Color Corporation (NASDAQ: LABL) announces: first quarter core earnings per share increased 12% to $0.91 per diluted share from $0.81 in the prior year quarter.

Q1 Highlights:

•	Organic growth at 4% with strong growth in Asia and South America

•	Gross margin up 0.4% over Q1 last year, to 21.5%

•	New acquisitions in first half of calendar 2015 in Ireland, England and France meeting expectations

•	Lower effective tax rate expected for FY16

Q2 Acquisition:

•	Acquisition of Southeast Asian ‘Super Label Group’ expected to close this week, with annual revenues of approximately $36 million with operations in Malaysia, China, Indonesia, Thailand and the Philippines servicing MCC core markets in Home & Personal Care, Food & Beverage and Specialty labels provides additional organic growth potential.

“Stronger performance in Wine & Spirit markets and lower tax jurisdictions was partially offset by poor performance in Mexico and higher corporate expenses year over year. We are encouraged by our opportunities for improvement in the remainder of FY16,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Fiscal 2016 highlights:

•	Net revenues increased 7% to $217.9 million compared to $203.1 million in the prior year quarter. Acquisitions occurring after the beginning of fiscal 2015 account for 8% of the increase or $17.3 million. Organic revenues increased 4%. Foreign exchange rates, primarily driven by depreciation of the Euro and the Australian dollar, led to a 5% decrease in revenues quarter over quarter.

•	Gross profit increased $4.0 million or 9% compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2015 contributed $3.8 million to the increase. Organic gross profit improvement of $2.0 million was largely offset by foreign exchange movements. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 10% or $4.1 million. Core gross margins increased to 21.5% of sales revenues for the current year quarter compared to 21.1% in the prior year quarter primarily due to improved operating efficiencies in the United States, South America and Asia Pacific.

•	Selling, general and administrative (SG&A) expenses increased $3.9 million or 23% compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2015 contributed $2.0 million to the increase, partially offset by a decrease of $1.0 million due to the favorable impact of foreign exchange rates. The remaining increase in core SG&A primarily relates to professional fees and compensation expenses. Core SG&A as a percentage of sales was 8.5% in the current year quarter compared to 8.1% in the prior year quarter. Non-core items relate to acquisition and integration expenses in both quarters and were $2.0 million in fiscal 2016 compared to $0.2 million in fiscal 2015.

•	During the current year quarter, the Company recorded facility closure expenses related to the previously announced closures of manufacturing facilities in Norway, Michigan and Watertown, Wisconsin of $0.3 million. During the prior year quarter, facility closure expenses were $0.1 million, related to the closure of the Company’s manufacturing facility located in El Dorado Hills, California.

•	Operating income was $26.1 million for both the current and prior year quarters. Core operating income increased $2.0 million or 8% to $28.4 million compared to $26.4 million in the prior year quarter primarily due to recent acquisitions. Acquisitions occurring after the beginning of fiscal 2015 contributed $1.8 million to the increase. Non-core items in fiscal 2016 relate to acquisition expenses of $1.9 million, facility closure expenses of $0.3 million, integration expenses of $0.1 million and an inventory purchase accounting charge of $0.1 million.

•	Interest expense increased $0.6 million or 11% compared to the prior year quarter. The increase is primarily due to an increase in debt borrowings to finance acquisitions. The Company had $507.1 million of debt at June 30, 2015 compared to $466.7 million at June 30, 2014.

•	The effective tax rate decreased to 33% in the current quarter from 34% in the prior year quarter primarily due to a favorable geographical mix of worldwide earnings partially offset by non-deductible acquisition expenses. The effective tax rate on core net income was 30% in the current year quarter compared to 34% in the prior year quarter primarily due to the geographical mix of worldwide earnings. The Company expects its annual effective tax rate to be approximately 31% in fiscal 2016.

•	Net income was $13.3 million in both the current and prior year quarters. Core net income increased to $15.4 million from $13.5 million in the prior year quarter primarily due to acquisitions occurring after the beginning of fiscal 2015 and a lower effective tax rate.

•	Diluted earnings per share (EPS) decreased 1% to $0.79 per diluted share from $0.80 in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS increased 12% to $0.91 per diluted share from $0.81 per diluted share in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2016 and fiscal 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes and effective tax rate between reported GAAP and Non-GAAP results. The sum of the Earnings Per Share amounts may not equal the totals due to rounding.

	Three Months Ended
	06/30/15 (in 000’s)	Diluted EPS	06/30/14 (in 000’s)	Diluted EPS

Net income and diluted EPS, as reported	$13,254	$0.79	$13,300	$0.80
Integration expenses, net of tax	48	*	—	—
Acquisition expenses, net of tax	1,900	0.11	191	0.01
Facility closure expenses, net of tax	156	0.01	42	*
Inventory purchase accounting charge, net of tax	65	*	—	—

Core net income and diluted EPS, (Non-GAAP)	$15,423	$0.91	$13,533	$0.81

*	Diluted EPS is less than $0.01

First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on August 10, 2015 at 9:00 a.m. (ET) to discuss this news release. For domestic access to the conference call, please call 888-713-4214 (participant code 89433401) or for international access, please call 617-213-4866 (participant code 89433401) by 8:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on Monday, August 10, 2015 through 11:59 p.m. (ET) on Monday, August 17, 2015 by calling 888-286-8010 (participant code 88640942) or internationally, by calling 617-801-6888 (participant code 88640942). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PN3L9QD9A. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; ability to effectively manage our growth and execute our long-term strategy; ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; the risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; ability to market new products; our ability to maintain an effective system of internal control; our ability to detect and remediate our material weaknesses in our internal control over financial reporting; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2015 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,800 associates across 37 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	June 30, 2015	June 30, 2014

Net revenues	$217,920	$203,139
Cost of revenues	171,085	160,337

Gross profit	46,835	42,802
Gross margin	21%	21%
Selling, general and administrative expenses	20,516	16,638

Facility closure expenses	253	66

Operating income	26,066	26,098

Interest expense	6,390	5,758
Other (income) expense, net	(125)	136

Income before income taxes	19,801	20,204
Income tax expense	6,547	6,904

Net income	$13,254	$13,300

Basic shares outstanding	16,631	16,427
Diluted shares outstanding	16,880	16,663

Basic earnings per share	$0.80	$0.81

Diluted earnings per share	$0.79	$0.80

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	June 30, 2015	March 31, 2015

Current Assets	$247,838	$207,972
Total Assets	$1,023,137	$927,371
Current Liabilities	$124,776	$108,021
Total Liabilities	$710,315	$637,898
Stockholders’ Equity	$312,822	$289,473
Total Debt	$507,116	$458,530

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core net income, core diluted EPS, core income before income taxes, and core effective tax rate. These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition expenses, integration expenses, and purchase accounting charges related to acquisitions. These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, net income, diluted EPS, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three months ended June 30, 2015 compared to the results of the prior period. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes, and effective tax rate, between reported GAAP and Non-GAAP results for the three months ended June 30, 2015 and 2014:

Core Gross Profit:

	Three Months Ended
	06/30/15 (in 000’s)	06/30/14 (in 000’s)
Gross profit, as reported	$46,835	$42,802
Inventory purchase accounting charge	97	—

Core gross profit, (Non-GAAP)	$46,932	$42,802

Core gross profit, (Non-GAAP) as a % of net revenues	21.5%	21.1%

Core SG&A Expenses:

	Three Months Ended
	06/30/15 (in 000’s)	06/30/14 (in 000’s)
SG&A expenses, as reported	$20,516	$16,638
Integration expenses	(70)	—
Acquisition expenses	(1,900)	(231)

Core SG&A expenses, (Non-GAAP)	$18,546	$16,407

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.5%	8.1%

Core Operating Income and Core EBITDA:

	Three Months Ended
	06/30/15 (in 000’s)	06/30/14 (in 000’s)
Operating income, as reported	$26,066	$26,098
Integration expenses	70	—
Acquisition expenses	1,900	231
Inventory purchase accounting charge	97	—
Facility closure expenses	253	66

Core operating income, (Non-GAAP)	$28,386	$26,395

Core operating income, as a % of net revenues, (Non-GAAP)	13.0%	13.0%

Depreciation	$7,387	$7,351
Amortization	2,903	2,921

Core EBITDA, (Non-GAAP)	$38,676	36,667

% of net revenues	17.7%	18.1%

Core Effective Tax Rate:

	Three Months Ended
	06/30/15 (in 000’s)	06/30/14 (in 000’s)
Income before income taxes, as reported	$19,801	$20,204
Non-core items	2,320	297

Core income before income taxes, (Non-GAAP)	$22,121	$20,501

	Three Months Ended
	06/30/15 (in 000’s)	06/30/14 (in 000’s)
Income tax expense, as reported	$6,547	$6,904
All other non-core items	151	64

Core income tax expense, (Non-GAAP)	$6,698	$6,968

Effective tax rate	33%	34%
Core effective tax rate (Non-GAAP)	30%	34%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311